EXHIBIT 3

RESTATED CERTIFICATE OF INCORPORATION
OF
SUPERIOR BANCORP

Superior Bancorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

1. The name of the corporation is Superior Bancorp (the “Corporation”). The Corporation was originally incorporated under the name “The Bank Corporation.”

2. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 7, 1998.

3. This Restated Certificate of Incorporation of the Corporation amends the first paragraph of Section 4.1 to increase the number of authorized shares of common stock to Two Hundred Million (200,000,000) shares as proposed in resolutions adopted by the Board of Directors of the Corporation and approved at a special meeting of the Corporation’s stockholders which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

4. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the DGCL in the form set forth as follows:

ARTICLE I

The name of the Corporation is Superior Bancorp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent at such office is The Corporation Trust Company.

ARTICLE III

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL, including but not limited to the following:

Section 3.1 To engage in any lawful act or activity for which corporations may be organized under the DGCL;

Section 3.2 To purchase and sell the stock of banks;

Section 3.3 To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

Section 3.4 To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation;

Section 3.5 To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereto to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

Section 3.6 To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;

Section 3.7 To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated; and

Section 3.8 In general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of Delaware or by this Restated Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Section 3.9 The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Restated Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as an independent business and purpose.

ARTICLE IV

Section 4.1      Authorization of Capital.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Two Hundred and Five Million (205,000,000) shares, comprising Two Hundred Million (200,000,000) shares of Common Stock, with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Two Hundred and Five Thousand Dollars ($205,000.00).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of such Preferred Stock as the Board of Directors may by resolution or resolutions decide to issue, and the Common Stock are as follows:

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of Directors and on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock pursuant to Section 4.3, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of Directors, out of the assets of the Corporation which are by law available thereof, dividends payable either in cash, in property or in shares of capital stock.

(c) Dissolution, Liquidation or Winding Up. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock pursuant to section 4.3, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of such Preferred Stock, the rights of the holders of Common Stock to receive any remaining assets of the Corporation shall be as provided by law.

Section 4.3 Preferred Stock. The Board of Directors of the Corporation is authorized subject to the limitations prescribed by law and the provisions of this Section 4.3, to adopt one or more resolutions to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, up to a maximum of five million (5,000,000) shares, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, a determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and whether they should be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments for the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series and, if so, the terms and amounts of such sinking funds;

(g) The rights of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

(h) The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in other relation to, the comparable rights or any other class or classes or series of stock; and

(i) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

ARTICLE V

Section 5.1 General Provisions. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The exact number of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, and may be increased or decreased as therein provided. Directors of the Corporation need not be elected by ballot unless required by the Bylaws.

Section 5.2 Directors Appointed by a Specific Class of Stockholders. To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect Directors, the Directors elected by such class or series shall be deemed to constitute an additional class of Directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock.

Section 5.3 Nominations. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 5.4 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence of this Section 5.4 shall hold office for the remainder of the full term of the Directors whose vacancy is so filled and until such Director’s successor shall have been elected and qualified.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized:

Section 7.1 To adopt, repeal, alter or amend the Bylaws of the Corporation by a vote of a majority of the entire Board of Directors.

Section 7.2 To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

Section 7.3 To set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

Section 7.4 By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 7.5 When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in and/or other securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

ARTICLE VIII

Section 8.1 Except as provided in Section 8.2 of this Article VIII, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Advance notice of items of business to be considered at any meeting of the stockholders shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 8.2 Notwithstanding the foregoing, this Article VIII shall not apply to the Corporation if it does not have a class of voting stock that is either (i) listed on a national securities exchange, (ii) authorized for quotation on an inter dealer quotation system of the registered national securities association, or (iii) held of record by more than two thousand (2,000) stockholders.

ARTICLE IX

Section 9.1 Limitation of Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize action by corporations organized pursuant to the DGCL to further eliminate or limit the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 9.2 Indemnification of Directors.

(a) Each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director of the Corporation, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a Director, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Director and shall inure to the benefit of his or her heirs, executors and administrators.

(b) The Corporation shall pay expenses actually incurred in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified.

(c) If a claim under subsection 9.2(a) hereof is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

Section 9.3 Indemnification of Officers, Employees and Agents. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

Section 9.4 Expenses as a Witness. To the extent that any Director, officer, employee or agent of the Corporation is, by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

Section 9.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Section 9.6 Indemnity Agreements. The Corporation may enter into agreements with any Director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

Section 9.7 Separability. Each and every paragraph, sentence, term and provision of this Article IX is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article IX may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article IX and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

Section 9.8 Contract Right. Each of the rights conferred on Directors of the Corporation by Sections 9.1, 9.2 and 9.4 of this Article IX, and on officers, employees or agents of the Corporation by Section 9.4 of this Article, shall be a contract right, and any repeal or amendment of the provisions of this Article shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

Section 9.9 Nonexclusivity. The rights conferred in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.

ARTICLE X

The Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

IN WITNESS WHEREOF, Superior Bancorp has caused this Restated Certificate of Incorporation to be signed by its undersigned duly authorized officer as of the 19th day of November, 2009.

SUPERIOR BANCORP

By:	/s/ Rick D. Gardner
Rick D. Gardner
Vice Chairman